SUBSIDIARIES OF
                        WESTCOAST HOSPITALITY CORPORATION



1.    WestCoast Hospitality Corporation, a Washington corporation

2.    WestCoast Hospitality Limited Partnership, a Delaware listed partnership

3.    North River Drive Company, a Washington corporation

4.    Cowley Street Limited Partnership, a Washington limited partnership

5.    TicketsWest.com, a Washington corporation

6.    WestCoast Hotels, Inc., a Washington corporation

7.    PNWWC Holdings, Inc., a Washington corporation